                                                                   EXHIBIT 99.2

                              OCCAM NETWORKS INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

                    FOR THE SPECIAL MEETING OF SHAREHOLDERS


                          TO BE HELD ON MAY 13, 2002



   The undersigned hereby appoints Kumar Shah and Lee Hilbert and each of them, and as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Occam Networks Inc., a California corporation, which the undersigned may be entitled to vote at the special meeting of Occam shareholders to be held at Occam's headquarters located at 77 Robin Hill Road, Santa Barbara, California 93117, on May 13, 2002 at 10:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.


   UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY
STATEMENT/PROSPECTUS. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

             (Continued, and to be dated and signed on other side)

THE OCCAM BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.


PROPOSAL 1: To approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of November 9, 2001, by and among Accelerated Networks, Inc., Odin
            Acquisition Corp. and Occam Networks Inc., as amended, and approve the merger contemplated thereby.

            [_]  For                [_]  Abstain               [_]  Against


THE OCCAM BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: If you are a holder of shares of a series of Occam Preferred Stock, to approve the automatic conversion of that series of Occam preferred stock into Occam common stock immediately prior to the completion of the merger.

            [_]  For                 [_]  Abstain                 [_]  Against

   Please note that only holders of Occam preferred stock are entitled to vote on Proposal 2.

   No matters other than those described in the proxy statement/prospectus will be presented at the special meeting of Occam shareholders.

Dated             , 2002

Signature(s):

   Please date this proxy and sign your name exactly as it appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

   Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.